Exhibit 23.1


                                          Consent of Independent Auditors


 To the Board of Directors
 American Fire Retardant Corp.
 Santee, California


We hereby consent to the incorporation by reference in this Registration Statement of American Fire Retardant Corp. on Form S-8, of our report dated April 1, 2003 (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern) of American Fire Retardant Corp. for the year ended December 31, 2002, and to all references to our firm included in this Registration Statement.



 HJ Associates & Consultants, LLP
 Salt Lake City, Utah
 April 25, 2003